EXHIBIT 10.19

NEXTEL COMMUNICATIONS, INC.
2002/2003 LONG-TERM INCENTIVE PLAN

This document sets forth the terms of the Long-Term Incentive Plan (the “Plan”) of Nextel Communications, Inc. (the “Company).

1. Overview and Effective Date

The Plan is intended to reward key members of the Company’s management for achieving specific performance goals over a two-year period commencing January 1, 2002. The Plan offers Participants (as defined below) the opportunity to receive a cash-based payment, or a combination of cash and stock-based payments at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), if the Company achieves certain objectives that are deemed critical to the long-term success of the Company.

The Plan is effective as of January 1, 2002 (the “Effective Date”) and was authorized by the Committee on May 30, 2002 (the “Approval Date”).

2. Plan Administration

The Plan, as it pertains to members of senior management as so determined by the Committee and/or Board, shall be administered by the Committee and/or the Board. The Committee’s and/or the Board’s powers and authority include, but are not limited to (1) selecting individuals who are eligible to participate (“Participants”), (2) determining target award opportunities for Participants, (3) interpreting the Plan’s provisions, (4) approving final payments under the Plan, and (5) administering the Plan in a manner that is consistent with its purpose.

The Chief Executive Officer of the Company shall have the powers and authority described in clause (1) and (2) above with respect to Participants below the senior management level, as designated by the Committee and/or Board and in accordance with the parameters established by the Committee and/or the Board.

The Committee and/or the Board may delegate certain administrative functions to management, such as maintenance of Participant lists, periodic communication with regard to performance against targets over time, and other functions as determined by the Committee and/or the Board.

3. Performance Period

Performance will be measured over the two-year period from January 1, 2002 to December 31, 2003 (the “Performance Period”). A special “Interim Payout” (see Section 7 below) may occur based on performance with respect to the one-year period from January 1, 2002 to December 31, 2002 (“Interim Performance Period”).

There is no formal obligation or intent on the part of the Company or Committee and/or the Board to commence a new performance period prior to, subsequent to, or upon completion of the

Performance Period. Additional performance periods, if any, are to be determined solely by the Committee and/or the Board.

4. Eligibility and Participation

Key members of the Company’s management team responsible for the design and execution of the Company’s business strategy are eligible to participate in the Plan. Participants who are members of senior management are recommended by the Chief Executive Officer and approved by the Committee and/or Board. Participants below the senior management level are recommended by members of senior management and approved by the Chief Executive Officer in accordance with the parameters established by the Committee and/or the Board.

Participants may be added after the Approval Date of the Plan as recommended by the Chief Executive Officer and approved by the Committee and/or Board with respect to members of senior management, and as recommended by senior management and approved by the Chief Executive Officer with respect to Participants below the senior management level in accordance with the parameters established by the Committee and/or the Board.

Participants will receive a personalized letter from the Company indicating their participation in the Plan and the Target Award Opportunity as set forth in Section 5.

5. Target Award Opportunity

Each Participant will be assigned a “Target Award Opportunity” expressed as a dollar amount at the beginning of the Performance Period. The Target Award Opportunity will not be subject to adjustment during the Performance Period, except in such circumstances determined by the Committee and/or the Board that warrant such adjustment.

Both the Target Award Opportunity and any adjustment to the Target Award Opportunity during the Performance Period will be determined by the Chief Executive Officer and approved by the Committee and/or Board with respect to members of senior management, and determined by members of senior management and approved by the Chief Executive Officer for Participants below the senior management level in accordance with the parameters established by the Committee and/or the Board.

The amount of actual payment may be higher or lower than the Target Award Opportunity based on actual performance versus the goals set forth for the Performance Period.

6. Performance Goals and Award Determination

     The percentage of the Target Award Opportunity earned by Participants will be determined based on actual performance versus approved targets set at the beginning of the Performance Period for the following two metrics:

1.	Operating Cash Flow (“OCF”), which functions as the primary metric, and

2.	Net Adds (as defined below), which functions as a modifier to the primary metric.

Operating Cash Flow

OCF is defined as earnings before interest, taxes, depreciation, amortization and any charges or income determined to be non-recurring or non-operational or extraordinary in nature, such as restructuring and impairment charges, as determined by the Committee and/or the Board. The OCF target, which excludes such items that are deemed non-recurring or non-operational in nature, will be determined by the Committee and/or Board for the Performance Period and the Interim Performance Period. Based on this goal and actual OCF achievement during the Performance Period, the following payout schedule will apply. Linear interpolation will be used to calculate the payout for performance between the points shown below.

OCF as Percent
of Target	Payout as a Percent of Target Award Opportunity

120%	200%
110%	150%
100%	100%
Less than 100%	0%

Net Adds Multiplier

Net Adds will be a modifier to the primary metric. Net Adds for the Interim Performance Period will be based on Net Adds for fiscal 2002, and Net Adds for the Performance Period will be based on average Net Adds for each year in the Performance Period (i.e., average of Net Adds for fiscal 2002 and fiscal 2003).

Net Adds is defined as gross subscriber unit sales minus deactivations, plus or minus market transfers, as reported in the National Activity Report as Net Adds. The Committee and/or the Board will determine the level of Net Adds performance (i.e., Threshold, Above Threshold, and Target) that corresponds to the following multiplier percentages:

2-year Average
Net Adds	Multiplier

Target or Better	100%
Above Threshold	90%
Threshold	80%
Less than Threshold	0%

Award Determination

     At the end of the Performance Period, the amount of each Participant’s award for performance during the two-year period will be calculated as follows:

1.	Determine payout based on actual two-year OCF results as indicated above,

2.	Apply “Net Adds” multiplier to the amount determined in Step 1 as indicated above, and

3.	Apply the results from Step 2 to the Target Award Opportunity for each Participant to determine actual payouts.

The amount calculated using the above procedure determines the total amount to be paid for the Performance Period. The Interim Payout, representing a portion of the total amount calculated in this section, may be paid upon completion of the Interim Performance Period if certain OCF and Net Adds goals are achieved for this one-year period as set forth in Section 7.

If the Interim Payout is made, the total amount of the payout for performance over the two-year Performance Period will be offset by the amount of the Interim Payout. Thus, the total amount of the award determined for an individual under the Plan may not exceed the amount calculated in Step 1 through Step 3 of this section. Any payout after the completion of the Performance Period (net of the Interim Payout) shall be referred to herein as the “True-Up Payout”.

7. Interim Payout

Each Participant is eligible to earn an Interim Payout equal to 25% of that individual’s Target Award Opportunity after the Interim Performance Period if certain OCF and Net Adds goals for that period as determined by the Committee and/or the Board are achieved.

The Interim Payout, to the extent earned, may only be equal to 25% of the Target Award Opportunity and is not subject to adjustment for OCF or Net Adds results above the goals established by the Committee and/or Board for the Interim Performance Period. Assuming that each of the required goals is achieved, the Interim Payout will be made in accordance with the provisions as outlined in the Plan.

8. Form of Payout and Timing

To be eligible to receive a payout under the Plan, a Participant must be in active full-time employment on the date of payment as set forth in Section 9 below.

Interim Payout

If an Interim Payout is payable based on OCF and Net Adds results for the Interim Performance Period, the Interim Payment will be paid in cash in February 2003.

True-Up Payout

If a True-Up Payout is payable based on OCF and Net Adds results for the Performance Period, the True-Up Payout will be paid as follows:

•	50% of the True-Up Payout will be paid in cash in February 2004, and

•	50% of the True-Up Payout will be delivered in the form of cash or Deferred Shares, at the election of the Committee and/or the Board (the “Restricted Payout”)

Deferred Shares represent the right to receive Class A Common Stock at the end of a specified deferral period, as defined in the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (the “Incentive Equity Plan). Deferred Shares shall be issued under and in accordance with the terms and conditions of the Incentive Equity Plan.

If the Committee and/or Board elects to pay all or a portion of the Restricted Payout in Deferred Shares, the number of Deferred Shares to be granted to each Participant will be determined using the greater of the average daily closing market price of a share of the Company’s common stock as quoted on the NASDAQ National Market over the period beginning on and including February 28, 2004 and ending on and including March 20, 2004, or $10.00 per share.

The Deferred Shares will vest in equal installments on June 30, 2004 and December 31, 2004. Pursuant to an election made by each Participant, receipt of the Deferred Shares may be deferred past the vesting date. Any election made by a Participant to defer for a period greater than the vesting date must be made at least 6 months prior to the completion of the Performance Period.

If the Committee and/or Board elects to pay all or a portion of the Restricted Payout in cash, such cash payment would be subject to an award value and vesting period commensurate with that described above for the Deferred Shares. If such cash payment is made, no interest shall be credited or appreciation in value of the cash awards shall occur on such amounts during the vesting period.

Payouts will be subject to all applicable tax withholding requirements (e.g., federal, state, local, etc.).

9. Termination Provisions

Unless determined otherwise by the Committee and/or the Board, a Participant will forfeit all unpaid amounts if not in active full-time employment with the Company on the date of a cash payment or on a vesting date associated with any payouts in Deferred Shares (or the cash equivalent as so determined by the Committee and/or Board).

An exception to the above applies in the event of Death or Disability (both of which as defined in the Nextel Communications, Inc. Change in Control Retention Bonus and Severance Pay Plan) that occurs after December 31, 2002. In such cases, accrued but unpaid amounts shall be paid in accordance with the terms of payment applicable to other Participants in the Plan in active full-time employment with the Company, adjusted to reflect the portion of the Performance Period actually completed as of the date of the Death or Disability. The adjusted amount shall be determined by multiplying the True-Up Payout applicable to such Participant (assuming continuous service through the end of the Performance Period) by a fraction, the numerator of which shall equal the actual whole and partial months worked during the Performance Period and the denominator of which shall equal 24. The adjusted amount will be paid at the times set forth in Section 8 unless determined otherwise by the Committee and/or the Board.

In the event of Death or Disability that occurs prior to December 31, 2002, all rights to future payouts will be forfeited.

10. Pro-Rata Payments

Employees that become Participants in the Plan after the Approval Date (e.g., as a result of promotion, new hire, etc.) will be assigned a Target Award Opportunity that reflects the portion of the Performance Period they are anticipated to complete based on the date that individual becomes a Participant. The Target Award Opportunity assigned to such a Participant shall not be subject to additional pro-ration, except to the extent the Death or Disability adjustment (as described above) applies.

11. Change in Control

In the event of a Change in Control of the Company, an immediate pro-rata cash payment will occur based on the number of full months completed in the Performance Period, including credit for a full month for the month in which the Change in Control occurs, and performance versus the goals for the portion of the Performance Period completed at that date.

     Change in Control shall be defined as in the Nextel Communications, Inc. Change in Control Retention Bonus and Severance Pay Plan.

12. Amendments and Termination

The Committee and/or the Board reserve the right to amend or terminate the Plan as it deems necessary and appropriate. However, no amendment or termination may, in the absence of written consent by a Participant, adversely affect the rights of such Participant as outlined in the Plan.

13. Other

(a)	No individual rights—Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continue to be employed or to continue to provide services to the Company, any subsidiary, or related entity. The right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company.

(b)	Binding arbitration—any dispute or disagreement regarding participation and/or a Participant’s rights to payment of awards under the Plan shall be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

(c)	Unfunded plan—the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. To the extent any Participant holds any obligation of the Company hereunder by virtue of an award granted under the Plan, such obligation shall constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title, or interest in any assets of the Company.

(d)	Non-benefit bearing—compensation received under the Plan and/or the Target Award Opportunity shall not be considered for purposes of determining benefits under any other plan or arrangement maintained by the Company as of the Effective Date of the Plan or adopted subsequently, unless such plan or arrangement specifically provides for inclusion of amounts earned under the Plan.